SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  February 22, 2000



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                        0-17267            84-1095959
(State or other                  (Commission         (I.R.S. Employer
jurisdiction                      File Number)       Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado              80202
(address of principal executive offices)                 (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated February 22, 2000, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported that since its mid-September 1999 financing, it has drilled 26 wells and recompleted 4 wells at its East Blanco natural gas field in northwest New Mexico. Twenty of the wells are currently on production, 8 wells await completion or connection to production lines, and 1 new well and 1 recompletion were determined non-commercial. The aggregate average daily production from the 20 wells that are on production is currently approximately 8,000 mcf per day.

     Each of the wells is completed in one or more of the Ojo Alamo, San Jose, Nacimiento and Pictured Cliffs Formations. Six of the new wells and 1 of the recompletions are located on the Company's La Jara Canyon acreage block, which extends the original East Blanco Field. Of the 30 wells and recompletions reported above, 6 were drilled or recompleted in 2000. The Company plans to drill or recomplete another 45 wells during 2000, to bring its total for the year to 51.

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

     Mallon Resources Corporation is a Denver based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."


                                    Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Mallon Resources Corporation


February 24, 2000                   By: _ /s/ Roy K. Ross____________________
                                        Roy K. Ross, Executive Vice President